Exhibit 99.1
Executive Contact:
Richard Vasek
Chief Financial Officer
Rockford Corporation
(480) 517-3169
ROCKFORD CORPORATION REPORTS THIRD
QUARTER AND YEAR TO DATE 2007 PROFIT; ANNOUNCES APPOINTMENT
OF PRESIDENT BILL JACKSON TO THE BOARD OF DIRECTORS
     Tempe, Ariz., October 29, 2007/PRNewswire/—Rockford Corporation (NASDAQ: ROFO) today announced financial results for the three and nine months ended September 30, 2007 that included net income for each period.
     Net income for the three months ended September 30, 2007 was $0.1 million, compared to a net loss of $3.0 million for the comparable period in 2006. Net income for the nine month period ended September 30, 2007 was $0.2 million compared to a net loss of $4.1 million for the comparable period in 2006.
     Net sales for the three months ended September 30, 2007, decreased 11.9% to $18.7 million compared to $21.2 million for the same period in 2006. The decrease in net sales was primarily due to lower OEM sales and lower sales in the mass retail and independent specialist distribution channels. These reductions were partially offset by higher royalty revenue.
     Gross margin for the three months ended September 30, 2007 increased to 33.6% compared to 28.4% for the same period in 2006. The increase in gross margin percentage was primarily due to higher royalty revenue, lower manufacturing variances, and lower product costs. These improvements were partially offset by lower sales.

     Operating expenses for the three months ended September 30, 2007, decreased 32.2% to $5.8 million compared to the 2006 level of $8.6 million. The 2006 expense includes approximately $1.2 million in restructuring expense resulting from employee severance and other post-employment related costs. Operating expenses for the nine months ended September 30, 2007, decreased 21.8% to $21.3 million compared to the 2006 level of $27.2 million. In the first nine months of 2007 operating expenses included a special charge of approximately $1.1 million primarily related to the Retirement and Salary Continuation Agreement for Rockford’s former Chief Executive Officer.
     William R. Jackson, President, commented, “Our leaner, more efficient business model is allowing us to weather a difficult retail environment. Our expenses continue to be down and our margins are improving. The economics should continue to improve as we complete the transition to an out-sourced model in 2008.”
     Mr. Jackson noted that “The car audio aftermarket business continues to be very tough. Our dealers reported slower retail traffic patterns for the third quarter. The impact was felt most strongly at the mass retail level, with some impact at the specialist level. Our royalty revenue continues to track upwards due to increased sales of Rockford Fosgate branded OEM systems.”
     Mr. Jackson concluded: “We feel good about being profitable year to date. The quality of our new product offerings and leaner business model are the keys to this improvement. Our 2007 lineup is strong and dealers are reporting outstanding reliability and performance. Our team is working with our retail partners to focus on the amplifier and speaker business through the holiday season.”
     Rockford also announced today that the Board of Directors has appointed William R. Jackson, Rockford’s President, as one of Rockford’s directors. Jerry Goldress, Chairman of the Board of Directors, commented “Bill has fully justified the confidence the Board demonstrated when it appointed him President in August 2006. His appointment as a director recognizes his contributions that have included bringing together a strong and cohesive management team, directing our team as it delivered a new and better product line on schedule, and providing the solid management direction necessary to weather a very difficult market environment. The Board is looking forward to his contributions as a director.”

About Rockford Corporation (www.rockfordcorp.com)
     Rockford is a designer, marketer and distributor of high-performance audio systems for the mobile audio aftermarket and for the OEM market. Rockford’s mobile audio products are marketed primarily under the Rockford Fosgate®, Rockford Acoustic Design™ and Lightning Audio® brand names.
     Rockford’s primary brand websites include: www.rockfordfosgate.com, www.rockfordacousticdesign.com, and www.lightningaudio.com.
Forward-looking Statement Disclosure
     We make forward-looking statements in this press release including but not limited to statements about our results of operations. These statements may be identified by the use of forward-looking terminology such as “may,” “will,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” or other similar words.
     Forward-looking statements are subject to many risks and uncertainties. Rockford cautions you not to place undue reliance on these forward-looking statements, which speak only as at the date on which they are made. Actual results may differ materially from those described in our forward-looking statements. Rockford disclaims any obligation or undertaking to update these forward-looking statements to reflect changes in our expectations or changes in events, conditions, or circumstances on which our expectations are based.
     Rockford’s revenues have continued to decline in the first nine months of 2007, with some of the decline attributable to continued weakness in the mobile audio aftermarket and some to end of life product sales. The U.S. retail environment for mobile audio appeared to become more difficult during the 3rd quarter of 2007, with many retailers reporting decreases in customer traffic. If sales erode more rapidly in the remainder of 2007 or in 2008, Rockford may not be able to achieve its business objectives. In this event, Rockford could suffer setbacks in its competitive position, ability to improve its aftermarket and OEM businesses, and overall financial performance. Under such circumstances, Rockford might not be able to sustain the return of its business to profitability achieved for the first nine months of 2007.
     When considering our forward-looking statements, you should keep in mind the risk factors and other cautionary statements identified in Rockford’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 28, 2007. The risk factors noted throughout the report, particularly those identified in the discussion in Item 1A of the report, and other risk factors that Rockford has not anticipated or discussed, could cause our actual results to differ significantly from those anticipated in our forward-looking statements.

Rockford Corporation
Condensed Consolidated Statements of Operations (unaudited)
For the Three and Nine Months Ended September 30, 2006 and 2007
($000s omitted except per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2006	2007	2006	2007
Net sales	$21,217	$18,695	$82,813	$71,807
Cost of goods sold	15,201	12,417	58,566	49,251

Gross profit	6,016	6,278	24,247	22,556
Operating expenses:
Sales and marketing	3,605	3,114	13,523	10,467
General and administrative	4,197	2,039	11,372	8,627
Research and development	810	688	2,350	2,200

Total operating expenses	8,612	5,841	27,245	21,294

Operating income (loss)	(2,596)	437	(2,998)	1,262
Interest and other expense, net	323	346	954	1,068

Income (loss) from continuing operations before income taxes	(2,919)	91	(3,952)	194
Income tax expense	—	—	—	—

Income (loss) from continuing operations	(2,919)	91	(3,952)	194
Loss from discontinued operations	(47)	—	(155)	—

Net income (loss)	$(2,966)	$91	$(4,107)	$194

Net income (loss) per common share:
Income (loss) from continuing operations
Basic	$(0.31)	$0.01	$(0.42)	$0.02

Diluted	$(0.31)	$0.01	$(0.42)	$0.02

Loss from discontinued operations
Basic	$(0.01)	$0.00	$(0.02)	$0.00

Diluted	$(0.01)	$0.00	$(0.02)	$0.00

Net income (loss)
Basic	$(0.32)	$0.01	$(0.44)	$0.02

Diluted	$(0.32)	$0.01	$(0.44)	$0.02

Weighted average shares:
Basic	9,388	9,401	9,386	9,400

Diluted	9,388	9,401	9,836	9,434

-more-

Rockford Corporation
Condensed Consolidated Balance Sheets
At December 31, 2006 and September 30, 2007
(In thousands)

	December 31,	September 30,
	2006	2007
		(unaudited)
ASSETS

Current assets:
Cash	$—	$—
Accounts receivable, net	19,242	18,751
Inventories	19,612	15,351
Prepaid expenses and other current assets	1,998	1,332

Total current assets	40,852	35,434

Property and equipment, net	2,487	1,800
Other assets	1,216	788

Total assets	$44,555	$38,022

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$7,094	$5,408
Accrued salaries and incentives	1,485	1,590
Accrued warranty and returns	2,199	1,826
Other accrued liabilities	2,193	1,908
Current portion of other long-term liabilities	1,002	451
Current portion of long term debt	10,400	6,334

Total current liabilities	24,373	17,517

Notes payable	9,278	9,347
Other long-term liabilities	659	463

Total liabilities	34,310	27,327

Shareholders’ equity:
Common stock	94	94
Additional paid-in-capital	37,995	38,229
Retained deficit	(28,255)	(28,061)
Accumulated other comprehensive income	411	433

Total shareholders’ equity	10,245	10,695

Total liabilities and shareholders’ equity	$44,555	$38,022

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